Exhibit 99-1

NYSE: MGG

Date:	May 6, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Increased First-Quarter Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported first-quarter 2008 operating profit of $101.3 million compared to $60.7 million for first quarter 2007. Net income was $17.6 million during first quarter 2008 versus $11.5 million in first quarter 2007.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its distributable cash flow is derived from cash distributions received from MMP.

Related to first quarter 2008, MGG will receive distributions of $20.9 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

“MMP’s very strong performance this quarter has allowed MGG to raise its distribution by 5% over last quarter, resulting in a distribution that is 23% higher than for the first quarter of 2007,” said Don Wellendorf, chief executive officer.

Operating profit increased between quarters due to higher financial results from each of MMP’s business segments primarily driven by favorable commodity margins, additional profits from expansion projects, reduced expenses and a one-time gain on assignment of a third-party supply agreement.

Non-controlling owners’ interest in income of consolidated subsidiaries, which represents limited partner interests in MMP that MGG does not own, increased between quarters due to higher net income generated by MMP in first quarter 2008.

Basic and diluted net income per limited partner unit was 29 cents in first quarter 2008 and 19 cents in first quarter 2007.

An analyst call with management regarding first-quarter 2008 financial results and outlook for the remainder of 2008 for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 596-2573 and provide code 4963639. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 12. To access the replay, dial (888) 203-1112 and provide code 4963639. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2008
Transportation and terminals revenues	$143,385	$144,805
Product sales revenues	148,663	201,718
Affiliate management fee revenue	173	183

Total revenues	292,221	346,706
Costs and expenses:
Operating	60,809	55,425
Product purchases	133,980	177,568
Depreciation and amortization	19,277	21,013
Affiliate general and administrative	18,229	18,290

Total costs and expenses	232,295	272,296
Gain on assignment of supply agreement	—	26,492
Equity earnings	763	405

Operating profit	60,689	101,307
Interest expense	14,222	12,939
Interest income	(911)	(296)
Interest capitalized	(897)	(1,302)
Non-controlling owners’ interest in income of consolidated subsidiaries	35,562	71,736
Debt placement fee amortization	456	168

Income before provision for income taxes	12,257	18,062
Provision for income taxes	724	443

Net income	$11,533	$17,619

Allocation of net income:
Limited partners’ interest	$11,807	$18,024
General partner’s interest	(274)	(405)

Net income	$11,533	$17,619

Basic and diluted net income per limited partner unit	$0.19	$0.29

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,649	62,654

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended March 31,
	2007	2008
Net income	$11,533	$17,619
Direct charges to the general partner:
Reimbursable general and administrative costs	276	408

Income before direct charges to general partner	11,809	18,027
General partner’s share of income	0.0141%	0.0141%

General partner’s allocated share of net income before direct charges	2	3
Direct charges to general partner	276	408

Net loss allocated to general partner	$(274)	$(405)

Net income	$11,533	$17,619
Less: net loss allocated to general partner	(274)	(405)

Net income allocated to limited partners	$11,807	$18,024